Exhibit 10.10

Exhibit “C”

OIL PRICE INCREASE

1.	Upon the 61st continuous day of Nymex oil prices over $90.00/bbl Arête will owe DNR/Tindall $250,000 (Two hundred fifty thousand dollars) payable on the same date one year from the 61st day.

2.	Upon the 61st continuous day of Nymex oil prices over $100.00/bbl Arête will owe DNR/Tindall $500,000 (Five hundred thousand dollars) payable on the same date one year from the 61st day. Any amounts previously paid by Arête to DNR/Tindall for increased prices will reduce the amount due from this paragraph.

3.	Upon the 61st continuous day of Nymex oil prices over $110.00/bbl Arête will owe DNR/Tindall 1,000,000 (One Million dollars) payable on the same date one year from the 61st day. Any amounts previously paid by Arête to DNR/Tindall for increased prices will reduce the amount due from this paragraph.

4.	Upon the 61st continuous day of Nymex oil prices over $125.00/bbl Arête will owe DNR/Tindall $1,500,000 (One Million Five hundred thousand dollars) payable on the same date one year from the 61st day. Any amounts previously paid by Arête to DNR/Tindall for increased prices will reduce the amount due from this paragraph.

5.	Upon the 61st continuous day of Nymex oil prices over $150.00/bbl Arête will owe DNR/Tindall $3,500,000 (Three Million five hundred thousand dollars) payable on the same date one year from the 61st day. Any amounts previously paid by Arête to DNR/Tindall for increased prices will reduce the amount due from this paragraph.

NATURAL GAS PRICE INCREASE

1.	Upon the 61st continuous day of Nymex natural gas prices over $5.00/mmbtu, Arête will owe DNR/Tindall $50,000 (Fifty thousand dollars) payable on the same date one year from the 61st day.

2.	Upon the 61st continuous day of Nymex natural gas prices over $6.00/mmbtu, Arête will owe DNR/Tindall $100,000 (One hundred thousand dollars) payable on the same date one year from the 61st day. Any amounts previously paid by Arête to DNR/Tindall for increased prices will reduce the amount due from this paragraph.

3.	Upon the 61st continuous day of Nymex natural gas prices over $7.50/mmbtu, Arête will owe DNR/Tindall $250,000 (Two hundred fifty thousand dollars) payable on the same date one year from the 61st day. Any amounts previously paid by Arête to DNR/Tindall for increased prices will reduce the amount due from this paragraph.

4.	Upon the 61st continuous day of Nymex natural gas prices over $10.00/mmbtu, Arête will owe DNR/Tindall $500,000 (Five hundred thousand dollars) payable on the same date one year from the 61st day. Any amounts previously paid by Arête to DNR/Tindall for increased prices will reduce the amount due from this paragraph.

5.	Upon the 61st continuous day of Nymex natural gas prices over $12.00/mmbtu, Arête will owe DNR/Tindall $750,000 (Seven hundred fifty thousand dollars) payable on the same date one year from the 61st day. Any amounts previously paid by Arête to DNR/Tindall for increased prices will reduce the amount due from this paragraph.

RESERVE INCREASES

If Arête increases its proven producing net oil reserves by 20,000 (Twenty thousand) barrels of oil by drilling/recompletion of any DNR/Tindall identified “possible” reserves in Colorado or Kansas as attached, then Arête will owe DNR/Tindall an additional $250,000 dollars for every 20,000(Twenty thousand) barrel increment. This amount is to be multiplied by the number of the oil price scenario which is $90.00= 1, $100.00 = 2, $110.00=3, $125.00=4, and $150.00=5.

If Arête increases its proven producing net natural gas reserves by 150,000 (One hundred fifty thousand) mcf by drilling/recompletion of any DNR/Tindall identified “possible” reserves then Arête will owe DNR/Tindall an additional $150,000 dollars for every $150,000mcf increment. This amount is to be multiplied by the number of the natural gas price scenario which is $5.00= 1, $6.00 = 2, $7.50=3, $10.00=4, and $12.00=5.

TOTALS

Upon the payment of a total of $5,000,000 (Five million dollars) to DNR/Tindall due to price or reserve increases as described above within ten (10) years from the date of closing, no more payments to DNR/Tindall are required for price increases or reserve increases from operations in Colorado or Kansas.

Wyoming “Horizontal” plays

Most of the Wyoming properties included in this sale have possible large amounts of oil and gas in various “formations” which may be exploited utilizing recompletions and/or horizontal drilling techniques. Therefore, DNR/Tindall wishes to share in any future drilling/recompletion in formations not currently producing. If any properties will be used for drilling/recompletion in formations not currently producing then purchaser will receive 1.25 times the “Allocated Amount” for any properties sold/used for drilling or recompletion. If purchase price of any property(ies) exceeds the “1.25 times the allocated amount” the DNR/Tindall or its assigns will share any remaining Purchase Price amount 70% (Seventy percent) to DNR/Tucker or its assigns and 30% to Arête. The amount paid/received for said property(ies) up to a total of $20 million dollars.

(Example: Allocation Amount of Property = $60,000 and property is sold for $310,000. Arête will receive 1.25 x $60K or $75K, remaining $235K is split 70% to DNR/Tucker and 30% to Arête.

Allocation Amount is defined as that part of the Purchase Price that is shown for each property(ies) on the Exhibit B-1 attached to the Purchase and Sale Agreement dated July 29, 2011 between Arête Industries and DNR/Tucker et al.

Any earned or reserved interests such as Overriding Royalty Interests, Carried Working Interests, ect. shall be split 50% to DNR/Tucker and 50% Arête.

Any Reserve Increases resulting from Arête drilling and/or recompleting wells will have the same incentives applied as in the Reserve Increases Paragraph for DNR/Tucker properties in Colorado/Kansas.

TOTALS

Upon the payment of a total of $25,000,000 (Twenty-five million dollars) to DNR/Tindall due to price or reserve increases as described above within ten (10) years from the date of closing, no more payments to DNR/Tindall are required from any operations of wells or property(ies) purchased under the total agreement.